Exhibit 99.1

FOR IMMEDIATE RELEASE

Spectrum Control Updates Status of
New Orleans Production Facility

          Fairview, PA, September 20, 2005 -----Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, announced today its initial assessment of the physical damage inflicted upon its New Orleans facility by Hurricane Katrina.

          Among its nine manufacturing locations worldwide, the Company has a 100,000 square foot production facility in New Orleans.  The New Orleans facility primarily manufactures ceramic capacitors used in the Company’s electromagnetic interference (EMI) products, which are part of the Company’s Signal Integrity Components business segment.

          Dick Southworth, the Company’s President and Chief Executive Officer, stated, “After Hurricane Katrina, and related levee breaches and flooding, we did not have any physical access to our facility for over two weeks.  During that time, available satellite imagery seemed to indicate that the facility had incurred limited damage.  On September 14, 2005, we were able to gain physical access to our plant and begin the assessment of actual damages.  Based upon our preliminary inspection and evaluation, the building and contents appear to have incurred significant damage.  We believe a majority of our manufacturing equipment can be cleaned, refurbished, and placed back into service.  The structural integrity of the building itself, however, may have been significantly impaired.  In addition, certain inventories, office equipment and furnishings were destroyed.  We maintain $40 million of windstorm insurance and $5 million of flood insurance on the facility, covering property and business interruption.  Currently, we are unable to make any determination regarding property and business interruption losses and to what extent such losses may not be recoverable through insurance claims.”

          Mr. Southworth continued, “In connection with the Company’s requirements for ceramic capacitors, we have strategic safety stock in place to meet several weeks of production needs as well as established relationships with several qualified outside vendors to meet a substantial majority of our ongoing ceramic capacitor requirements.  On a longer term basis, we are reestablishing our own internal ceramic capabilities.  We have had contact with 80% of the employees at our New Orleans location, many of whom are part of the team whose sole focus is to get our ceramic capacitor production back on-line in the quickest and most efficient manner possible,” he concluded.

          At this time, it is impossible to estimate the financial impact that Hurricane Katrina may have on the Company’s financial position and future operating performance.  The Company will report results for its fiscal third quarter ended August 31, 2005, on September 27, 2005.  The Company’s operating performance for its third quarter was not materially impacted by the effects of Hurricane Katrina.

About Spectrum Control

          Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance.  The Company conducts its business in three reportable segments:  Signal and Power Integrity Components; RF and Microwave Components and Systems; and Power Management Systems.  Although Spectrum Control products are used in many industries worldwide, the Company’s largest markets are telecommunications equipment and military/aerospace.  For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations

8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310